Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Englewood, CO — November 12, 2013 — Ascent Capital Group Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and nine months ended September 30, 2013. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”) one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 1,000,000 residential and commercial customers. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and nine months ended September 30, 2013 increased 36.8% and 27.4%, respectively, driven by growth in the number of subscriber accounts and the related increase in monthly recurring revenue

•                  Ascent’s Adjusted EBITDA(2) for the three and nine months ended September 30, 2013 increased 35.2% and 29.4%, respectively

•                  Monitronics successfully completed the acquisition of Security Networks

•                  Monitronics Adjusted EBITDA for the three and nine months ended September 30, 2013 increased 35.2% and 27.1%

•                  Monitronics subscriber accounts as of September 30, 2013 increased 45.2% year-over-year to 1,041,740 reflecting organic growth and the acquisition of over 200,000 subscriber accounts in the Security Networks acquisition

•                  Average RMR per subscriber(3) as of September 30, 2013 increased 6.3% to $40.70

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “I am very pleased with the Company’s performance and execution in the third quarter, highlighted by the successful completion of the acquisition of Security Networks, the integration of which is proceeding as planned.  The Company also delivered solid financial performance with revenue and Adjusted EBITDA each up over 35%, a testament to the continued strength of the Monitronics business model. Looking ahead, we remain committed to identifying accretive acquisition opportunities, making certain that we continue to put shareholder capital to work in an effective and productive manner.”

Mike Haislip, President and Chief Executive Officer of Monitronics said, “Monitronics delivered another solid quarter with strong growth in revenue, Adjusted EBITDA, and total subscribers. We remain excited about the Security Networks acquisition and the opportunities ahead. We are working diligently to effectively integrate the two businesses, and remain focused on ensuring a smooth transition for both our dealers and our customers. I am extremely pleased with our efforts to date and believe the combined company will be well positioned for growth in the future.”

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net loss for the three and nine months ended September 30, 2013 totaled $12.6 million and $9.7 million, respectively.

(3)  Calculated as the average monthly revenue per subscriber.

Three and Nine Months Ended September 30, 2013 Results

Ascent Capital Group, Inc.

For the three months ended September 30, 2013, Ascent reported net revenue of $115.8 million, an increase of 36.8% compared to $84.7 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013 net revenue increased 27.4% to $318.3 million. The increase in net revenue for the three and nine month time periods is primarily attributable to the growth in the number of Monitronics’ subscriber accounts and the increase in average RMR per subscriber.

Ascent’s total cost of services for the three and nine months ended September 30, 2013 increased 56.5% and 44.2% to $20.2 million and $51.0 million, respectively. The increase for the three and nine months ended September 30, 2013 is primarily due to an increased number of accounts monitored across the cellular network and in those having interactive and home automation services, which result in higher operating and service costs. Also contributing to the increase was the inclusion of Security Networks monitoring costs of $2.7 million for both the three and nine months ended September 30, 2013.

Selling, general & administrative (“SG&A”) costs for the three months ended September 30, 2013 increased 30.8% to $23.9 million, and increased 20.4% to $65.1 million for the first nine months of 2013. The increase is primarily attributable to increases in Monitronics SG&A costs as well as the inclusion of Security Networks SG&A costs of $2.1 million. The increase in Monitronics SG&A costs are attributable to increased payroll expenses of approximately $581,000 and $2.2 million for the three and nine months ended September 30, 2013, and acquisition and integration costs related to professional services and other costs incurred in connection with the Security Networks acquisition.  Acquisition costs recognized in the three and nine months ended September 30, 2013 were $1.0 million and $2.5 million. Integration costs recognized in both the three and nine months ended were $535,000. Additionally, Ascent’s consolidated stock-based compensation expense increased approximately $387,000 and $1.6 million for the three and nine months ended September 30, 2013, related to restricted stock and stock option awards granted to certain executives and directors of Ascent in 2012.

For the three months ended September 30, 2013, Ascent’s Adjusted EBITDA increased 35.2% to $75.7 million. During the first nine months of 2013, Ascent’s Adjusted EBITDA increased 29.4% to $218.2 million. The increases in Adjusted EBITDA for both periods was primarily due to revenue and subscriber growth at Monitronics, partially offset by higher operating and service costs.

Ascent reported a net loss from continuing operations for the three and nine months ended September 30, 2013 of $12.5 million and $10.0 million, compared to a net loss from continuing operations of $13.7 million and $24.4 million for the three and nine months ended September 30, 2012.

Monitronics International, Inc.

For the three months ended September 30, 2013, Monitronics reported net revenue of $115.8 million, an increase of 36.8% compared to $84.7 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013 net revenue increased 27.4% to $318.3 million. The increase in net revenue for the three and nine months ended September 30, 2013 is attributable to the growth in the number of subscriber accounts and the increase in average RMR per subscriber.  The growth in subscriber accounts reflects the effects of the acquisition of Security Networks, which included over 200,000 subscriber accounts, purchases of over 120,000 accounts through Monitronics’ authorized dealer program subsequent to September 30, 2012, and the purchase of approximately 111,000 accounts in various bulk buys over the last 12 months.  In addition, average RMR per subscriber increased from $38.28 as of September 30, 2012 to $40.70 as of September 30, 2013.  Partially offsetting the increase in net revenue for the three and nine months ended September 30, 2013 is the negative impact of a $2.5 million fair value adjustment that reduced deferred revenue acquired in the Security Networks acquisition.

Monitronics’ total cost of services for the three and nine months ended September 30, 2013 increased 56.5% and 44.2% to $20.2 million and $51.0 million. The increase for the three and nine months ended September 30, 2013 is primarily due to an increased number of accounts monitored across the cellular network and in those having interactive and home automation services, which result in higher operating and service costs. Also contributing to the increase was the inclusion of $2.7 million in Security Networks monitoring costs.

Monitronics’ SG&A costs for the three months ended September 30, 2013 increased 35.3% to $20.0 million and 23.4% to $54.0 million for the first nine months of 2013. The increased Monitronics SG&A costs are attributable to increased payroll expenses of approximately $581,000 and $2.2 million for the three and nine months ended September 30, 2013, and acquisition and integration costs related to professional services and other costs incurred in connection with the Security Networks acquisition. Acquisition costs recognized in the three and nine months ended September 30, 2013 were $1.0 million and $2.5 million. Integration costs recognized in the three and nine months ended are $535,000.

Monitronics’ Adjusted EBITDA for the three months ended September 30, 2013 was $77.6 million, an increase of 35.2% versus the three months ended September 30, 2012. For the nine months ended September 30, 2013, Monitronics’ Adjusted EBITDA increased 27.1% to $217.5 million. The increase in Adjusted EBITDA for the quarter is primarily due to revenue and subscriber growth at Monitronics driven by the acquisition of Security Networks, purchases through Monitronics’ authorized dealer program and acquisitions of various bulk buys over the last twelve months. Monitronics’ Adjusted EBITDA as a percentage of revenue was 67.0% in the quarter ended September 30, 2013, compared to 67.8% for the three months ended September 30, 2012. Monitronics’ Adjusted EBITDA as a percentage of revenue for the nine months ended September 30, 2013 totaled 68.3%, compared to 68.5% for the year-ago period.

Monitronics reported net losses from continuing operations for the three and nine months ended September 30, 2013 of $9.3 million and $7.4 million, respectively.

The table below presents subscriber data for the twelve months ended September 30, 2013 and 2012:

	Twelve Months Ended September 30,
	2013	2012

Beginning balance of accounts	717,488	697,581
Accounts purchased	437,860	106,582
Accounts canceled	(106,859)	(84,523)
Canceled accounts guaranteed by dealer and acquisition adjustment (a) (b)	(6,749)	(2,152)
Ending balance of accounts	1,041,740	717,488
Monthly weighted average accounts	847,673	706,752
Attrition rate	(12.6)%	(12.0)%

(a)         Canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)         Includes 1,946 subscriber accounts that were proactively cancelled during the third quarter of 2013 which were active with both Monitronics and Security Networks, upon acquisition.

Monitronics acquired 203,898 accounts in the Security Networks acquisition, which was completed on August 16, 2013.  Excluding the Security Networks acquisition, during the three and nine months ended September 30, 2013, Monitronics purchased 37,109 and 113,302 accounts, respectively.  Account purchases for the nine months ended September 30, 2013 reflect bulk buys of approximately 18,200 accounts purchased in the second quarter of 2013.

Monitronics’ trailing twelve month attrition for the period ending September 30, 2013 increased to 12.6% compared to 12.0% for the twelve months ended September 30, 2012.

Ascent Liquidity and Capital Resources

At September 30, 2013, on a consolidated basis, Ascent had $80.9 million of cash and cash equivalents, $2.7 million of restricted cash, and $145.9 million of marketable securities on a consolidated basis. The company may use a portion of these assets to decrease debt obligations, fund stock repurchases, or fund potential strategic acquisitions or investment opportunities.

During the nine months ended September 30, 2013, Monitronics used cash of $174.5 million to fund purchases of subscriber accounts net of holdback and guarantee obligations.

At September 30, 2013, the existing long-term debt principal of $1.6 billion includes Ascent’s Convertible Notes and Monitronics’ Senior Notes, Credit Facility, and Credit Facility revolver. The Convertible Notes have an outstanding principal balance of $103.5 million as of September 30, 2013 and mature July 15, 2020. Monitronics’ Senior Notes have an outstanding principal balance of $580.0 million as of September 30, 2013, which includes the impact of eliminating $5.0 million in aggregate principal amount of the Senior Notes that were purchased by Ascent in the third quarter of 2013, and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $909.8 million as of September 30, 2013 and requires principal payments of approximately $2.3 million per quarter with the remaining outstanding balance becoming due on March 23, 2018.  The Credit Facility revolver has an outstanding balance of $25.6 million as of September 30, 2013 and becomes due on December 22, 2017.

On October 25, 2013, Ascent purchased 351,734 shares of its Series B common stock (the “Purchased Shares”) from Dr. John Malone, for aggregate cash consideration of approximately $32.7 million. Following the transaction, Dr. Malone continues to beneficially own 351,734 Ascent Series B shares and 199,789 Ascent Series A shares, which together represent approximately 21% of the Company’s outstanding voting power. The Purchased Shares will be cancelled and returned to the status of authorized and unissued.

Conference Call

Ascent will host a conference call today at 5:00 p.m. ET on November 12, 2013. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 86061660. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through November 19, 2013 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 86061660.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://www.ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the integration of acquired assets and businesses (including the consolidated performance of Monitronics after giving effect to the ongoing integration of Security Networks), future financial prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, Monitronics’ ability to realize synergies associated with the acquisition of Security Networks, Monitronics’ ability to successfully complete the integration of Security Networks, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and 10-Q, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc. and certain former subsidiaries of Ascent Media Group, LLC.  Monitronics, headquartered in Dallas, TX is one of the nation’s largest, fastest-growing home security alarm monitoring companies.

###

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

(unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$80,940	$78,422
Restricted cash	2,680	2,640
Marketable securities, at fair value	145,895	142,587
Trade receivables, net of allowance for doubtful accounts of $1,913 in 2013 and $1,436 in 2012	13,621	10,891
Deferred income tax assets, net	3,780	3,780
Income taxes receivable	49	132
Prepaid and other current assets	14,497	15,989
Assets held for sale	1,231	7,205
Total current assets	262,693	261,646

Property and equipment, net of accumulated depreciation of $32,925 in 2013 and $30,570 in 2012	55,334	56,491
Subscriber accounts, net of accumulated amortization of $445,773 in 2013 and $308,487 in 2012	1,338,401	987,975
Dealer network and other intangible assets, net of accumulated amortization of $29,353 in 2013 and $20,580 in 2012	69,580	29,853
Goodwill	522,260	349,227
Other assets, net	32,310	22,634
Assets of discontinued operations	—	54
Total assets	$2,280,578	$1,707,880

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,318	$1,532
Accrued payroll and related liabilities	5,393	3,504
Other accrued liabilities	52,639	29,313
Deferred revenue	14,331	10,327
Purchase holdbacks	19,429	10,818
Current portion of long-term debt	9,166	6,950
Liabilities of discontinued operations	6,876	7,369
Total current liabilities	114,152	69,813

Non-current liabilities:
Long-term debt	1,574,164	1,101,433
Long-term purchase holdbacks	6,756	—
Derivative financial instruments	6,491	12,359
Deferred income tax liability, net	8,909	8,187
Other liabilities	17,942	5,990
Total liabilities	1,728,414	1,197,782

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,647,210 and 13,389,821 shares at September 30, 2013 and December 31, 2012, respectively	137	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 736,105 and 737,166 shares at September 30, 2013 and December 31, 2012, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,501,288	1,453,700
Accumulated deficit	(943,949)	(934,213)
Accumulated other comprehensive loss, net	(5,319)	(9,530)
Total stockholders’ equity	552,164	510,098
Total liabilities and stockholders’ equity	$2,280,578	$1,707,880

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except share amounts

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net revenue	$115,844	84,667	$318,275	249,863

Operating expenses:
Cost of services	20,155	12,881	50,951	35,331
Selling, general, and administrative, including stock-based and long-term incentive compensation	23,870	18,256	65,116	54,093
Amortization of subscriber accounts, dealer network and other intangible assets	55,746	40,815	146,059	118,245
Depreciation	2,305	2,084	6,360	6,686
Restructuring charges	402	—	402	—
Loss (gain) on sale of operating assets, net	(17)	15	(5,473)	(1,298)
Loss on pension plan settlements	—	6,571	—	6,571
	102,461	80,622	263,415	219,628

Operating income	13,383	4,045	54,860	30,235

Other income (expense):
Interest income	909	1,042	2,816	3,008
Interest expense	(26,022)	(19,299)	(66,650)	(50,258)
Realized and unrealized loss on derivative financial instruments	—	—	—	(2,044)
Refinancing expense	—	—	—	(6,245)
Other income, net	504	1,091	1,962	2,940
	(24,609)	(17,166)	(61,872)	(52,599)

Loss from continuing operations before income taxes	(11,226)	(13,121)	(7,012)	(22,364)
Income tax expense from continuing operations	(1,252)	(604)	(2,940)	(2,052)
Net loss from continuing operations	(12,478)	(13,725)	(9,952)	(24,416)

Discontinued operations:
Earnings (loss) from discontinued operations	(83)	(1,202)	256	(2,992)
Income tax expense	—	(680)	(40)	(606)
Earnings (loss) from discontinued operations, net of income tax	(83)	(1,882)	216	(3,598)

Net loss	(12,561)	(15,607)	(9,736)	(28,014)

Other comprehensive income (loss):
Foreign currency translation adjustments	351	222	(17)	283
Unrealized holding gains (losses) on marketable securities	(1,024)	2,031	(3,176)	2,624
Unrealized gain (loss) on derivative contracts	(4,526)	(2,539)	7,404	(13,779)
Pension liability adjustments	—	4,690	—	4,690
Total other comprehensive income (loss), net of tax	(5,199)	4,404	4,211	(6,182)

Comprehensive loss	$(17,760)	(11,203)	$(5,525)	(34,196)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.89)	(0.98)	$(0.71)	(1.74)
Discontinued operations	(0.01)	(0.13)	0.01	(0.25)
Net loss	$(0.90)	(1.11)	$(0.70)	(1.99)

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

(unaudited)

	Nine months ended
	September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(9,736)	(28,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	(216)	3,598
Amortization of subscriber accounts, dealer network and other intangible assets	146,059	118,245
Depreciation	6,360	6,686
Stock based compensation	5,535	3,928
Deferred income tax expense	731	361
Unrealized gain on derivative financial instruments	—	(6,793)
Refinancing expense	—	6,245
Gain on the sale of operating assets, net	(5,473)	(1,298)
Long-term debt discount amortization	1,263	4,285
Loss on pension plan settlements	—	6,571
Other non-cash activity, net	7,634	6,595
Changes in assets and liabilities:
Trade receivables	(6,394)	(4,464)
Prepaid expenses and other assets	2,617	(377)
Payables and other liabilities	21,549	12,358
Operating activities from discontinued operations, net	(278)	(1,481)

Net cash provided by operating activities	169,651	126,445

Cash flows from investing activities:
Capital expenditures	(6,314)	(3,591)
Purchases of subscriber accounts	(174,527)	(128,407)
Cash paid for acquisition, net of cash acquired	(479,795)	—
Purchases of marketable securities	(21,770)	(99,667)
Proceeds from sale of marketable securities	15,384	—
Decrease (increase) in restricted cash	(40)	51,603
Proceeds from the sale of operating assets	12,886	6,515

Net cash used in investing activities	(654,176)	(173,547)

Cash flows from financing activities:
Proceeds from long-term debt	594,875	998,100
Payments of long-term debt	(90,456)	(979,650)
Payments of financing costs	(11,079)	(44,239)
Stock option exercises	10	327
Purchases and retirement of common stock	—	(4,658)
Bond hedge and warrant transactions, net	(6,107)	—
Other financing activities	(200)	—

Net cash provided by (used in) financing activities	487,043	(30,120)

Net increase (decrease) in cash and cash equivalents	2,518	(77,222)

Cash and cash equivalents at beginning of period	78,422	183,558

Cash and cash equivalents at end of period	$80,940	106,336

Supplemental cash flow information:
State taxes paid	$2,350	2,072
Interest paid	49,324	23,149

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Total Adjusted EBITDA	$75,659	55,971	$218,183	168,605
Amortization of subscriber accounts, dealer network and other intangible assets	(55,746)	(40,815)	(146,059)	(118,245)
Depreciation	(2,305)	(2,084)	(6,360)	(6,686)
Restructuring charges	(402)	—	(402)	—
Stock-based and long-term incentive compensation	(1,752)	(1,365)	(5,535)	(3,928)
Security Networks acquisition related costs	(1,032)	—	(2,470)	—
Security Networks integration related costs	(535)	—	(535)	—
Loss on pension plan settlements	—	(6,571)	—	(6,571)
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	—	—	(6,245)
Interest income	909	1,042	2,816	3,008
Interest expense	(26,022)	(19,299)	(66,650)	(50,258)
Income tax expense from continuing operations	(1,252)	(604)	(2,940)	(2,052)

Net loss from continuing operations	$(12,478)	(13,725)	$(9,952)	(24,416)

The following table provides a reconciliation of Monitronics’ total Adjusted EBITDA to net loss:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Amounts in thousands)

Total Adjusted EBITDA	$77,649	57,420	$217,472	171,123
Amortization of subscriber accounts, dealer network and other intangible assets	(55,746)	(40,815)	(146,059)	(118,245)
Depreciation	(1,910)	(1,368)	(5,119)	(3,990)
Restructuring charges	(402)		(402)
Stock-based and long-term incentive compensation	(361)	(389)	(1,125)	(969)
Security Networks acquisition related costs	(1,032)	—	(2,470)	—
Security Networks integration related costs	(535)	—	(535)	—
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	—	—	(6,245)
Interest expense	(25,732)	(19,243)	(66,325)	(50,212)
Income tax expense from continuing operations	(1,241)	(700)	(2,806)	(2,038)

Net loss	$(9,310)	(5,095)	$(7,369)	(12,620)